                           PACIFIC GATEWAY EXCHANGE
         EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  (In thousands, except net income per share)

                                                       Three Months                    Six Months
                                                      Ended June 30,                  Ended June 30,
                                               ---------------------------      --------------------------
                                                   1996            1,995            1996           1,995
                                               ------------      ---------      -----------     ----------
COMPUTATION OF EARNINGS PER COMMON
    AND COMMON EQUIVALENT SHARE:
    Average Shares Outstanding                  13,992             14,100          14,028           14,100

    Add:
        Common stock equivalent of stock
          options and warrants                      99                200             162              200
                                               -------            -------         -------          -------
                                                14,091             14,300          14,190           14,300
                                               =======            =======         =======          =======

    Net Income                                     762                470           1,129              950
                                               =======            =======         =======          =======

    Net Income per Share                          0.05               0.03            0.08             0.07
                                               =======            =======         =======          =======

NOTE: All share and per share amounts have been restated for the prior period presented to reflect the nine hundred and forty to one stock split on October 20, 1995.